Exhibit 99.2

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated July 24, 2016 to the Board of Directors of  Carmike Cinemas, Inc. (the “Company”) included in Annex B to the proxy statement/prospectus relating to the proposed merger of the Company and AMC Entertainment Holdings, Inc., and (ii) the references to such opinion in such proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

	By:	/s/ Jay Hofmann
Name: Jay Hofmann
Title: Managing Director

October 7, 2016